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                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated as of November 12, 1997 (this "Agreement"), by and among TUFCO TECHNOLOGIES, INC., a Delaware corporation ("Buyer"), CHARLES COBAUGH ("Cobaugh") and JAMES BARNES ("Barnes," and together with Cobaugh, the "Stockholders").

         WHEREAS, the Stockholders are the beneficial and record owners of all of the issued and outstanding shares of common stock, no par value per share (the "Shares"), of Foremost Manufacturing Company, Inc., a Missouri corporation (the "Company"); and

         WHEREAS, Buyer desires to purchase and the Stockholders desire to sell, all of the Shares, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the respective covenants, representations and warranties contained herein, and intending to be legally bound hereby the covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                 SALE OF STOCK

         1.1. The Sale. Upon the terms and subject to the conditions of this Agreement, at the closing (the "Closing"), the Stockholders hereby jointly and severally agree to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase and acquire from each Stockholder, the Shares owned by such Stockholder, free and clear of all Liens (as defined in Section
2.1 hereof). The number and class of Shares to be sold by each of the Stockholders is set forth in Schedule 1.1 of the disclosure schedules delivered in connection herewith and attached hereto (the "Disclosure Schedules") to this Agreement.

         1.2.    Purchase Price.

         (a) On the Closing Date (as hereinafter defined), Buyer shall (x) subject to subsequent adjustment pursuant to Section 1.3 and Section 5.1 hereof, pay to the Stockholders Five Million dollars ($5,000,000), less the dollar amount of all Indebtedness (as hereinafter defined) of the Company existing on October 31, 1997, and amounts, if any, calculated in accordance with Section 1.2(b) below (as so adjusted, the "Cash Purchase Price"); (y) deliver to Bank One Trust Company, NA, with an office at 111 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, as escrow agent (the "Escrow Agent"), $250,000 (such amount, the "Escrow Payment") to be held in an escrow fund (the "Escrow Fund") in accordance with an Escrow Agreement substantially in the form attached hereto as Exhibit A, to be executed and delivered by and among Buyer, the Stockholders and the Escrow Agent as of the Closing Date (the "Escrow Agreement"); and (z) issue to the Stockholders 25,907 shares of the common stock, par value $.01 per share, of Buyer (the "Buyer Shares," and together with the Cash Purchase Price and the Escrow Payment, the "Purchase Price").
For purposes of this Agreement, "Indebtedness" shall mean (i) any and all indebtedness (including accrued interest thereon and other amounts payable with respect thereto) for borrowed money or evidenced by notes, bonds, debentures or similar evidences of indebtedness, or similar obligations (including, without limitation, guarantees of indebtedness of others), but shall not include trade accounts payable to the extent incurred in the





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ordinary course of business consistent with past practice but not yet due and payable in accordance with their ordinary and customary terms and (ii) the aggregate cash amount of all checks or other similar obligations for payment of the Company's cash which have been issued by the Company as of October 31, 1997 and not collected on or prior to October 31, 1997, in excess of the Company's available cash in its bank accounts on October 31, 1997 ("Bank Overdraft").

         (b) In addition, all outstanding loans and advances (including interest) owed by the Company to the Stockholders and owed by the Stockholders to the Company on the Closing Date shall be canceled as follows: (i) in the event such amount owed by the Company is greater than the amount owed by the Stockholders, all such amounts owed by the Company to the Stockholders shall be paid in full, and the Cash Purchase Price shall be reduced by the amount of such excess; and (ii) in the event such amount owed by the Stockholders is greater than the amount owed by the Company, such amount shall be canceled and the Cash Purchase Price shall be reduced by the amount owed by the Stockholders to the Company.

         (c) The Company has advised Buyer, and Buyer expects that the Indebtedness of the Company as of October 31, 1997 shall consist solely of Indebtedness for borrowed money from Allegiant Bank.

         1.3.    Net Worth Adjustment.

         (a) To the extent that on the Closing Date the Net Worth (as hereinafter defined) of the Company, as determined in accordance with the procedures set forth in Section 1.3(b) hereof, is determined to be less than One Million dollars ($1,000,000), the Purchase Price payable by Buyer pursuant to Section 1.2(a) hereof shall be reduced by an amount equal to the amount by which the Net Worth of the Company is determined to be below One Million dollars ($1,000,000). Within five business days after the final determination of the Net Worth pursuant to the procedures in Section 1.3(b) hereof, in the event that the Net Worth is determined pursuant to Section 1.3(b) to be less than One Million dollars ($1,000,000), the Stockholders shall pay to Buyer, by wire transfer, in immediately available funds, the amount by which such final determination of the Net Worth shall be less than One Million dollars ($1,000,000). For purposes of this Agreement, the term "Net Worth" shall mean the total assets of the Company minus the total liabilities of the Company, and shall be determined in accordance with generally accepted accounting principles, except that for purposes of computing Net Worth (i) depreciation of assets (period and lives) shall be consistent with the Latest Balance Sheet;
(ii) there will be no reserve for "bad debt" with respect to accounts receivable on the Closing Date Balance Sheet; (iii) inventory reflected on the Closing Date Balance Sheet shall be based on a physical inventory done on November 1 and 2, 1997 and there will be no reserve for obsolete or slow moving inventory; and (iv) the Closing Date Balance Sheet will not reflect as an asset any receivable from an employee. The Buyer and Stockholders agree that the Closing Date Balance Sheet will reflect all liabilities in accordance with generally accepted accounting principals, including without limitation, (i) the dollar amount of all Indebtedness (other than the dollar amount of Indebtedness which is subtracted from the Cash Purchase Price pursuant to Section 1.2); (ii) all accrued property taxes (real estate and other assets) to the Closing Date;
(iii) accrued vacation pay to the Closing Date; (iv) accrued benefit costs to the Closing Date; (v) federal and state income taxes to the Closing Date; (vi) accrued payables to Guard Manufacturing Company Inc. to the Closing Date solely with respect to health insurance premiums with respect to employees of the Company, and compensation for Larry Oberman; and (vii) $3,000 deferred compensation to employees of the Company.

         (b) After the Closing Date, Buyer shall cause its independent certified public accountants to prepare and deliver to the Stockholders, not later than sixty (60) days after the Closing Date, a balance sheet of the Company at the Closing Date (the "Closing Date Balance Sheet"), prepared in accordance with generally





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accepted accounting principles, consistently applied with the application thereof to the Latest Balance Sheet, to be used for purposes of calculating the Net Worth of the Company at the Closing Date for purposes of Section 1.3(a) hereof. Following the Closing Date, the Stockholders shall cause Anders, Minkler and Diehl, the Company's independent certified public accountants, to provide Buyer and its independent certified public accountants of Buyer with access at all reasonable times, to the work papers and other information used by the Stockholders' independent certified public accountants in preparing the Latest Balance Sheet. The Stockholders shall have thirty (30) days after delivery to it by Buyer of the Closing Date Balance Sheet during which to notify Buyer of any good faith dispute of any item contained in the Closing Date Balance Sheet. In the event that the Stockholders shall so notify Buyer of any such dispute on or before the last day of such thirty (30) day period, Buyer and the Stockholders and their respective independent accountants shall cooperate in good faith to resolve such dispute as promptly as possible. If the Stockholders fail to notify Buyer of any such good faith dispute on or before the last day of such thirty (30) day period, the Closing Date Balance Sheet shall be final and binding upon Buyer and the Stockholders, and such Closing Date Balance Sheet shall be used to adjust the Purchase Price pursuant to Section 1.3(a) hereof. If Buyer and the Stockholders and their respective independent accountants are unable to resolve any such dispute within thirty
(30) days of Buyer's delivery of such notice, such dispute shall be resolved by a jointly selected nationally recognized accounting firm (the "Independent Accounting Firm") retained to resolve any disputes between Buyer and the Stockholders over any item contained in the Closing Date Balance Sheet, which shall make its determination as promptly as practicable, and such determination shall be final and binding on the Buyer and the Stockholders. The Independent Accounting Firm shall, acting as experts and not as arbitrators, determine on a basis of the standards set forth in this Section 1.3, whether and to what extent, if any, the Closing Date Balance Sheet requires adjustment. If the Stockholders and Buyer cannot jointly agree on the identity of the Independent Accounting Firm, the Stockholders and Buyer shall each submit to their respective independent accountants the name of an accounting firm which does not at the time provide services to the Company, the Stockholders or Buyer, and the Independent Accounting Firm shall be selected by lot from these two firms by the respective independent accountants of the Company and Buyer. Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by the Stockholders and Buyer. The Closing Date Balance Sheet, as modified by resolution of any disputes by Buyer and the Stockholders or by the Independent Accounting Firm, shall be final and binding upon Buyer and the Stockholders, and such Closing Date Balance Sheet shall be used to adjust the Purchase Price pursuant to Section 1.3(a) hereof.

         (c) To the extent that Indebtedness on the Closing Date Balance Sheet (not including the amount of Indebtedness for which the Cash Purchase Price is reduced pursuant to Section 1.2(a) hereof) shall be in excess of $300,000, the Stockholders shall pay to Buyer by wire transfer in immediately available funds within five business days after the final determination of the Net Worth pursuant to Section 1.2(b) hereof, an additional amount equal to the amount such Indebtedness on the Closing Date Balance Sheet is in excess of $300,000.

         1.4. Closing. Upon the terms and subject to the conditions contained in this Agreement, the Closing will take place at 10:00 a.m. on the Closing Date at the offices of Ottsen, Mauze, Leggat & Belz, L.C., 112 South Hanley, St. Louis, Missouri 63105, on November 13, 1997, or such later date immediately following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or at such other place or time or both as the parties may mutually agree (the "Closing Date").

         1.5.    Deliveries by Stockholders and the Company.

         (a)     At the Closing, the Stockholders will deliver the following to
Buyer:





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                 (i) Certificates representing the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to Buyer good title to all the Shares free and clear of all Liens (as hereinafter defined);

                 (ii) The resignations of all members of the Boards of Directors (all such persons collectively, the "Resigning Directors") of the Company;

                 (iii) The stock books, stock ledgers, minute books and other corporate records and corporate seals of Company;

                 (iv)  The duly executed officer's certificate provided for in
                 Section 6.2(c);

                 (v)  The Escrow Agreement;

                 (vi) The Cobaugh Employment and Non-competition Agreement (as defined in Section 5.6 hereof);

                 (vii) The opinion of Ottsen, Mauze, Leggat & Belz L.C., substantially in the form attached hereto as Exhibit B;

                 (viii) The St. Louis Lease duly executed by the Eleven/Eleven Company and the Company (as hereinafter defined);

                 (ix) All third party and governmental consents required in connection with the transactions contemplated by this Agreement;

                 (x) A release of liabilities and obligations, substantially in the form of Exhibit C hereto by each Stockholder, and by Guard Manufacturing Company, Inc., in favor of the Company (the "Release");

                 (xi) A certification duly executed by the Stockholders with respect to the accuracy and completeness of the Bank Overdraft and aggregate amount of Indebtedness on October 31, 1997, which shall include a detailed description thereof prepared by the Company's independent certified public accountants;

                 (xii) A certification duly executed by the Stockholders with respect to the good faith reasonably based estimate of the Net Worth of the Company on the Closing Date.

                 (xi) All other documents, instruments and writings required to be delivered by the Stockholders at or prior to the Closing Date pursuant to this Agreement.

         (b) At the Closing, the Stockholders will deliver to the Escrow Agent, the Escrow Agreement, duly executed by the Stockholders.





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         1.6.    Deliveries by Buyer.

         (a) At the Closing, Buyer will deliver to the Stockholders the following:

                 (i) The Cash Purchase Price, by wire transfer to a bank account designated by the Stockholders in writing delivered to Buyer at least two (2) business days prior to the Closing Date;

                 (ii)  The Buyer Shares;

                 (iii)  The duly executed officer's certificate provided for in
                 Section 6.1(c);

                 (iv)  The Escrow Agreement;

                 (v) The Cobaugh Employment and Non-competition Agreement (as hereinafter defined);

                 (vi) The opinion of Battle Fowler LLP, substantially in the form attached hereto as Exhibit D;

                 (vii) Certified copies of the resolutions, duly adopted by the Board of Directors of Buyer, that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement; and

                 (viii) All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

         (b) At the Closing, Buyer will deliver to the Escrow Agent, the Escrow Agreement, duly executed by Buyer.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                       THE STOCKHOLDERS AS TO THEMSELVES

         Each Stockholder jointly and severally hereby represents and warrants to Buyer that the following are true, correct and complete:

         2.1. Ownership of Shares; Title. Each Stockholder is the owner of record and beneficially of the Shares set forth next to its name on Schedule
1.1. of the Disclosure Schedules. All of the Shares are owned by the Stockholders free and clear of any claim, levy, charge, pledge, hypothecation, trust, security interest, proxy, voting arrangement, conditional sale or title retention contract, or other encumbrance or restriction of any kind, including restrictions affecting voting rights, transferability or incidents of record or beneficial ownership (any of which being referred to as a "Lien"). The consummation of the sale of the Shares will convey to Buyer good and marketable title to Buyer free and clear of all Liens. There are no voting trusts, stockholder agreements, proxies or





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other agreements or understandings in effect with respect to the voting or transfer of the Shares to which any Stockholder is a party or is bound thereto. Except for this Agreement, there are no outstanding warrants, options, rights or agreements of any kind to acquire from such Stockholder any Shares owned by such Stockholder. All of such Shares are fully paid and non-assessable.

         2.2. Authority. Each Stockholder has full power, legal right and authority to execute and deliver this Agreement, to sell the Shares in accordance with the terms and subject to the conditions of this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action and no other proceedings on the part of any Stockholder are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms. The execution, delivery and performance by each Stockholder of this Agreement and the transactions (and the consummation of the transactions) contemplated hereby will not: (i) result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of (a) any debt instrument, indenture, mortgage agreement or other instrument or arrangement to which such Stockholder is a part, or by which any of the Shares owned by such Stockholder is bound or
(b) any judgment, order or decree by which such Stockholder is bound or by which any of the Shares owned by such Stockholder is bound or affected; or (ii) result in the imposition of any Lien on any of the Shares owned by such Stockholder; or (iii) impair such Stockholder's ability to perform its or his obligations under this Agreement.

         2.3. Investor Representations. Each Stockholder represents and warrants to Buyer that he is (A) an "accredited investor" as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the "Securities Act"); and (B) has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the capacity to protect his own respective interest in connection with the acquisition of the Shares. The Stockholders acknowledge that the Shares are being issued by Buyer pursuant to Section 4(2) of the Securities Act, and consequently will be subject to transfer restrictions as more fully set forth in Section 5.5 hereof.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                       THE STOCKHOLDERS AS TO THE COMPANY

         The Stockholders jointly and severally represent and warrant to Buyer that the following are true, correct and complete:

         3.1. Due Incorporation and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. The Company has not at any time within the past five years changed its name, been the surviving corporation in a merger, acquired any business or changed its principal executive office.





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         3.2.    Consents and Approvals; No Violations.  No filing with, and no permit, order, authorization, consent or approval of, any public body or governmental authority, domestic or foreign, or of any third party, is necessary for the consummation by the Stockholders of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate, contravene, conflict with or result in the breach of any provision of the Certificate of Incorporation of the Company or Bylaws of the Company, or any resolution adopted by the Board of Directors of the Company (or any committee thereof) or by the Company's stockholders; (ii) violate or result in the breach of any of the terms of, result in a modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any indenture, license, contract or other agreement to which the Company is a party or by or to which the Company or any of its assets or properties may be bound or subject; (iii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company or upon any of its assets or properties; (iv) violate any statute, law, ordinance, decree, order, rule or regulation of any jurisdiction; (v) violate or result in the revocation or suspension of, or impose any penalty under, any Permit (as defined in Section 3.10 hereof) issued to the Company; (vi) result in the creation of any Lien upon the assets of the Company; or (vii) result in the acceleration of any obligation under any note, bond, mortgage, agreement, instrument, arbitration award, judgment or decree to which the Company is a party or bound or from which it derives a benefit.

         3.3. Subsidiaries and Other Affiliates. The Company does not own, directly or indirectly, any interest in any other Person. For purposes of this Agreement, "Person" shall mean any individual, entity, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body.

         3.4. Qualification. The Company is duly qualified to do business in the State of Missouri. The Company is in good standing in the State of Missouri. The Company is not qualified to do business in any other state or jurisdiction.

         3.5. Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 30,000 shares of common stock, no par value, of which 10,000 Shares are issued and outstanding. There are no shares of capital stock of the Company held by the Company as treasury shares. The issued and outstanding Shares are duly authorized, fully paid, nonassessable and free of all preemptive rights. No legend or other reference to any purported Lien appears upon any certificate representing the Shares. None of the securities of the Company were issued in violation of United States securities laws or the securities laws of any state.

         3.6.    Outstanding Options or Other Rights.

         (a) There are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options, or other agreements of any kind to purchase or otherwise to receive from the Company any of the Shares or any of the authorized but unissued shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind issued by the Company convertible into capital stock of the Company.

         (b) Neither the Company nor any officer, director or Stockholder has committed, either orally or in writing, to pay any bonus, fee, or additional compensation to any employee of the





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Company in connection with the transactions contemplated by this Agreement.

         (c) The Company has not granted to any Person any right of first look, first offer, first refusal or other similar option to acquire the capital stock or any of the assets of the Company or any division of the Company.

         3.7. Certificate of Incorporation and Bylaws. The Company has heretofore delivered to Buyer true and complete copies of its Certificate of Incorporation (certified by the Secretary of State of Missouri) and Bylaws (certified by its secretary or assistant secretary) in effect as of the date hereof. There have been no amendments or modifications to the Certificate of Incorporation or the Bylaws of the Company since their respective certification dates.

         3.8.    Financial Statements; Books and Records.

         (a) The statement of assets, liabilities and equity-income tax basis of the Company as of May 31, 1997, 1996 and 1995 (collectively the "Year-end Balance Sheets"), and the related statement of revenues, expenses and retained earnings-income tax basis for the years then ended, compiled by Anders, Minkler and Diehl, the Company's independent certified public accountants (collectively, with the Year-end Balance Sheets, the "Financial Statements"), which have been delivered to Buyer, fairly present the financial position of the Company as at such dates and the results of operations of the Company and cash flows for such respective periods, in each case prepared based upon the amounts reflected in the financial and other books and records of the Company, and except as otherwise expressly set forth on Schedule 3.8, in accordance with generally accepted accounting principles, consistently applied for the periods covered thereby.

         (b) The statement of assets, liabilities and equity-income tax basis of the Company as at September 30, 1997 ("Latest Balance Sheet"), and related statement of revenues, expenses and retained earnings-income tax basis for the period ended September 30, 1997, which is attached hereto as Exhibit E, fairly presents the financial position of the Company as at September 30, 1997, and was prepared based on amounts reflected in the financial and other books and records of the Company and in accordance with generally accepted accounting principals (except as otherwise expressly set forth on Schedule 3.8.

         (c) Except as set forth on Schedule 3.8, the books of account, minute books, stock record books, stock ledger and other records of the Company ("Books and Records") all of which have been delivered to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls. The Stockholders and the Board of Directors of the Company have ratified all prior actions taken by the Stockholders and the Board of Directors of the Company, respectively, since the date of incorporation of the Company. The Books and Records that have been delivered to Buyer represent all of the Books and Records of the Company that are in possession of the Stockholders, the Company, or to the knowledge of the Stockholders, any third parties. Neither the Board of Directors nor the Stockholders have since the date of the incorporation of the Company, approved, adopted, authorized or consented to any action by the Company which is not set forth in the Books and Records delivered to Buyer, that could have a material effect on the business, operations, results of operations, condition (financial or otherwise), or prospects of the Company.





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         3.9.    Tax Matters.

         (a) Except as set forth on Schedule 3.9 of the Disclosure Schedules, (i) all Tax (as hereinafter defined) returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority (as hereinafter defined) with respect to any Pre-Closing Tax Period (as hereinafter defined) by or on behalf of the Company (collectively, the "Returns") have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true, correct and complete and correctly reflected the facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein; (iii) all Taxes shown as due and payable on the Returns that have been filed or that were otherwise due and payable have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) the charges, accruals and reserves for Taxes with respect to the Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (v) all Taxes that the Company is, or was, required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authority; (vi) the Company is not delinquent in the payment of any Tax and has not requested any extension of time within which to file any Return and has not yet filed such Return nor is late in the filing of any Return after giving effect to any allowable extension for filing such Return; (vii) the Company has not granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (viii) there is no claim, audit, action, suit, proceeding, or investigation now pending against or with respect to the Company in respect of any Tax or Tax Asset, or any issue which a Taxing Authority has indicated an intention to examine of which an officer of the Company is aware by reason of his participation in industry groups or other trade associations, which is present in any Returns filed by the Company; (ix) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company and any Taxing Authority; (x) the Company does not own any interest in real property in any jurisdiction in which a Tax is imposed on the transfer or a controlling interest in a Person that owns any interest in real property; (xi) none of the property owned or used by the Company is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the Tax Equity and Fiscal Responsibility Act of 1982;
(xii) none of the property owned or used by the Company is subject to a lease, other than a "true" lease for federal income tax purposes; (xiii) none of the property owned by the Company is "tax exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "Code"); (xiv) none of the Stockholders, the Company, or any other person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to Section 341(f) of the Code; (xv) there are no Liens for Taxes upon the assets of the Company except Liens for current Taxes not yet due; (xvi) the Company will not be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period or pursuant to the provisions of any agreement entered into with any Taxing Authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period; (xvii) the Company is not currently a party to a Tax sharing agreement or under any contractual or other obligation to pay any amounts of the type described in clause (2) or (3) of the definition of "Tax" set forth below; (xviii) all information set forth in the Latest Balance Sheet relating to Tax matters is true and complete in all material respects; (xix) except as set forth in
Schedule 3.9 of the Disclosure Schedules (which sets forth all federal and state





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tax elections that are in effect with respect to the Company), none of the
Stockholders or the Company has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338, 1017, 1033 or 4977 of the Code; (xx) there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of the transactions contemplated by this Agreement could give rise to the payment of any amount that would not be deductible by Buyer or the Company by reason of Section 280G of the Code;
(xxi) the Company is not a party to any industrial development bonds; (xxii) during the previous two years the Company has not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code; (xxiii) Schedule 3.9 of the Disclosure Schedules contains a listing of each asset of the Company, if any, with respect to which the adjusted Tax basis for federal income tax purposes differs from the book basis for financial reporting purposes by more than $10,000, and the amount of such adjusted tax basis and book basis, (xxiv) for Income Tax purposes, the Company has not, in a manner inconsistent with prior practice, accelerated the recognition of items of loss, deduction or credit into any Pre- Closing Tax Period, or deferred or delayed the recognition of items of income or gain into any Post-Closing Tax Period, and (xxv) the Company has not made a disclosure on a Return pursuant to Section 6662(d)(2)(B)(ii) of the Code.

         (b) For purposes of this Agreement, "Tax" shall mean (i) any federal, state, local, foreign or other tax, including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company payroll, employment, excise (including the golden parachute excise tax imposed by Section 4999 of the Code and the greenmail excise tax imposed by Section 5881 of the Code), severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority,
(ii) liability of the Company for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability of the Company for the payment of any amounts as a result of being party to any Tax sharing agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person, as a successor or otherwise.

         (c) For purposes of this Agreement, "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

         (d) For purposes of this Agreement, "Taxing Authority" shall mean any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

         (e) For purposes of this Agreement, "Post-Closing Tax Period" shall mean any Tax period beginning on or after the Closing Date and those days which include or follow the Closing Date and are included in the Tax period which begins before the Closing Date and ends on or after the Closing Date.

         (f) For purposes of this Agreement, "Pre-Closing Tax Period" shall mean any Tax period ending prior to the Closing Date and those days which precede the Closing Date and are included in the Tax period which begins before the Closing Date and ends on or after the Closing Date.

         3.10. Compliance with Laws. Except as set forth on Schedule 3.10 of the Disclosure Schedules:

         (a) The Company is in compliance with all applicable federal, state, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards, decrees and other requirements of any governmental or regulatory body, court or arbitrator;

         (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) will likely constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any applicable federal, state, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards, decrees and other requirements of any governmental or regulatory body, court or arbitrator, or
(ii) will likely give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

         (c) The Company has not received, at any time in the past five years, any notice or other communication (whether oral or written) from any governmental or regulatory body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any applicable federal, state, local and foreign laws, ordinances, regulations, orders, judgments, injunctions, awards, decrees and other requirements of any governmental or regulatory body, court or arbitrator that has not been resolved, or (ii) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature not reflected in the Latest Balance Sheet; and

         (d) The Company has all licenses, permits, orders, consents or approvals of, and has made all required registrations with, any governmental or regulatory body that are necessary to the conduct of the business of the Company, excluding those relating to compliance with laws relating to pollution and protection of the environment (which are discussed in Section 3.11 hereto) (collectively, "Permits"). Schedule 3.10 of the Disclosure Schedules contains a complete and accurate list of each Permit that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. All Permits are in full force and effect, no violations or notices of such violations are or have been received by the Company or any Stockholder in respect thereto, and no proceeding is pending or, to the knowledge of the Stockholders, threatened, which may result in the revocation or limitation of any such Permit.

         3.11. Environmental Matters. Except as disclosed in Schedule 3.11 of the Disclosure Schedules:

         (a) None of the real property owned or leased (as lessor or lessee) by the Company is now or, to the best of the Company's knowledge, has ever been during or prior to the time it was owned or leased by the Company, used as a gasoline service station, a petroleum products storage facility, a mine, a landfill, a dump or a site for the disposal of solid waste (as defined under the Resource Conservation and Recovery Act, 42 U.S.C. ' 6901 et seq., as amended ("RCRA")); the site of any storage, treatment or disposal of waste; or the site of the burial, discharge, emission, leakage, release or threatened release of hazardous substances, hazardous wastes, toxic substances, hazardous materials, pollutants or contaminants (collectively, "Hazardous Substances") as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ' 9601 et seq., as amended ("CERCLA"); the Toxic Substance Control Act, 15 U.S.C. ' 2601 et seq., the Clean Air Act, 42 U.S.C. ' 7401 et seq., as amended; the Hazardous Materials Transportation Act, 49 U.S.C. ' 1801 et seq., as amended; the Superfund Amendments and Reauthorization Act ("SARA") and RCRA or any other federal, state or local law, code, ordinance, rule, regulation, decree or order relating to the protection of the environment or human health (collectively, "Environmental Laws"). Except as set forth on Schedule 3.11 of the Disclosure Schedules, no hazardous waste as defined under RCRA or under any applicable state law authorized under RCRA or hazardous substance or constituent as defined under CERCLA, SARA and RCRA or any petroleum or fraction thereof is present or stored on such property. All activities and operations of the Company are in compliance with the requirements of all applicable environmental laws and regulations of all federal, state and local governments or regulatory bodies having jurisdiction over the Company or its properties, including, without limitation, RCRA and CERCLA and analogous state laws.

         (b) No notices, orders, directions, actions, suits or proceedings are pending or, to the Stockholder's knowledge, threatened with respect to any environmental condition affecting or originating from the real property owned or leased (as lessor or lessee) by the Company. There are no underground storage tanks on such property.

         (c) The Company is in compliance with all reporting, permitting and record-keeping requirements of Environmental Laws.

         3.12. Actions and Proceedings. Except as disclosed in Schedule 3.12 of the Disclosure Schedules, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company (or any of its properties or assets) or any actions, suits or claims (including product liability claims) or legal, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) (collectively, "Actions") pending, or, to the knowledge of the Stockholders, threatened against or involving the Company or any of its properties or assets, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the knowledge of the Stockholders and the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Action. The Company has delivered or made available to Buyer copies of all pleadings, correspondence, and other documents relating to each Action listed in Schedule
3.12 of the Disclosure Schedules.

         3.13.   Contracts and Other Agreements.

         (a) Schedule 3.13 of the Disclosure Schedules sets forth all of the following contracts, understandings, agreements, or arrangements (written and oral) to which the Company is a party or by or to which its respective assets or properties are bound or subject and which are in effect on the date hereof (the "Contracts"): (i) Contracts with any current or former officer, director, stockholder or other affiliate of the Company or with any other current or former employee or consultant of the Company or with an entity in which any of the foregoing is a controlling Person, including, without limitation, compensation plans or other arrangements; (ii) Contracts with any labor union or association representing any employee of the Company; (iii) Contracts (including sales or distribution agreements) with any Person to provide goods or services that cannot be canceled by the

Company on notice of 30 days or less without penalty; (iv) Contracts for the sale or purchase of any assets of the Company in excess of $10,000; (v) joint venture, partnership or similar agreements; (vi) Contracts under which the Company agrees to indemnify any party or to pay or share the Tax liability of any party; (vii) Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area; (viii) Contracts relating to the lending or borrowing of money by the Company, including, without limitation, capitalized leases and installment purchase obligations; (ix) any other Contracts pursuant to the terms of which there is a direct current or future obligation of the Company to make payments in excess of $10,000; and (x) any guarantees of indebtedness given by the Company in respect of the indebtedness or other obligation of any other Person; (xi) any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, identifying those leases classified as capital leases for generally accepted accounting principles purposes; (xii) any licensing agreement or other Contract with respect to Intellectual Property (as hereinafter defined), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non- disclosure of any of the Intellectual Property;
(xiii) any Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; (xiv) any power of attorney that is currently effective and outstanding; (xv) any Contract that contains or provides for any express undertaking by the Company to be responsible for consequential damages; (xvi) any Contract for capital expenditures in excess of $10,000; and (xvii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing. All of such Contracts are valid and binding upon the Company. The Company is not in default under any of such Contracts, has not received any notice of a default, and, to the knowledge of the Stockholders, no other party to any such Contract is in default thereunder and no event has occurred or condition exists that with notice or lapse of time or both would constitute a default thereunder.

         (b) Schedule 3.13 of the Disclosure Schedules also lists all Contracts currently in negotiation or proposed by the Company of a type which if entered into by the Company would be required to be listed on Schedule 3.13 or on any other Schedule to this Agreement. The Company has made available to Buyer true and correct copies of all the written Contracts listed on Schedule
3.13 of the Disclosure Schedules for its review (other than Contracts which contain information that Buyer is to review after the date hereof and before the Closing Date as contemplated in Section 5.14 hereof).

         3.14.   Tangible Property.  Except as otherwise set forth on Schedule
3.13 of the Disclosure Schedules, Schedule 3.14 of the Disclosure Schedules contains a complete and accurate list of the Tangible Property (as hereinafter defined) of the Company all leaseholds and other interests in real property held by the Company. The Tangible Property is in good operating condition and repair and is suitable for its intended purposes and current operations, subject to normal wear and tear, and none of the Tangible Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. During the past three years there has not been any significant interruption of the operations of the Company due to inadequate maintenance of the Tangible Property. All leases, conditional sale contracts, franchises or licenses pursuant to which the Company may hold or use any interest owned or claimed by the Company (including, without limitation, options) in or to Tangible Property are in full force and effect, and free and clear of all Liens. For purposes of this Agreement, "Tangible Property" means the facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other fixed assets and tangible property, other than the Real Property, material to the business of the Company.

         3.15. Real Property; Leased Property. The Company has no fee title to and does not own and has never owned any real property. All real property leased by the Company (the "Leased Properties") is correctly identified on
Schedule 3.15 of the Disclosure Schedules. The Company has a valid leasehold interest in the Leased Properties, free and clear of all Liens.

         3.16. Intellectual Property. Schedule 3.16 of the Disclosure Schedules sets forth all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, customer lists, copyrights and copyright applications as to which the Company is the owner or the exclusive licensee. The Company owns, or is licensed to use, all patents, trademarks, trade names, service marks, processes, know how, customer lists and trade secrets (collectively, the "Intellectual Property") used in, or necessary for, the conduct of its business as currently conducted. Except as disclosed in Schedule 3.16 of the Disclosure Schedules, (i) no person has a right to receive a royalty with respect to any of the Intellectual Property;
(ii) no claim has been asserted in writing or threatened by a third party with respect to the use of such Intellectual Property by the Company; (iii) the use of such Intellectual Property by the Company does not infringe on the rights of any Person; (iv) consummation of the transactions contemplated by this Agreement will not impair or alter any of the Company's Intellectual Property rights; and (v) there are no infringements of the Intellectual Property by any third party.

         3.17. Title to Assets. The Company owns and has good and valid title to all of its assets, including, without limitation, the Tangible Property, Leased Property, Intellectual Property, and the other assets reflected on the Latest Balance Sheet (except for assets consumed or disposed of in the ordinary course of business since September 30, 1997) or acquired after September 30, 1997 or described in Schedules 3.14, 3.15 and 3.16 of the Disclosure Schedules hereof, in each case free and clear of any Lien except for Liens specifically described in Schedule 3.17 of the Disclosure Schedules. The Company owns, leases, licenses or rents all of the assets used by it in its business and is in possession of all owned or leased by it, and such assets, collectively, are sufficient for the conduct of the Company's business in the same manner as conducted as of the date hereof.

         3.18. No Undisclosed Liabilities. The Company has no Funded Debt except for Indebtedness. The Company has no liabilities or obligations (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities and obligations that were fully and adequately reflected or reserved against on the Latest Balance Sheet and liabilities and obligations incurred in the ordinary course of business since September 30, 1997. Since September 30, 1997, all liabilities and obligations (other than trade accounts payable incurred in the ordinary course of business consistent with past practice but not yet due and payable in accordance with their terms) have been paid in the ordinary course of business consistent with past practice. For purposes of this Agreement, "Funded Debt" shall include:
(i) all Indebtedness; (ii) all obligations of the Company for the deferred and unpaid purchase price of any property (other than trade accounts payable in the ordinary course of business constituting current liabilities to the extent not evidenced by a promissory note or other instrument); (iii) amounts in respect of the rent or hire of property under leases or lease arrangements by which, under generally accepted accounting principles, have been or are required to be capitalized; (iv) amounts in respect of obligations under conditional sales or other title retention agreements; (v) all liabilities secured by any Lien or any property owned by the Company even though such liabilities are non-recourse to the Company; (vi) the undrawn face amount of all letters of credit (other than undrawn face amounts of all letters of credit, including standby letters of credit, which have been issued for supplies acquired in the ordinary course of business which have not yet been delivered to the Company in accordance with the terms of such letters of credit to the extent not evidenced by a promissory note or other instrument); (vii) amounts in respect of all swap, cap, collar and other interest rate or currency hedging arrangements; and (viii) all accrued and unpaid liabilities of the Company with respect to any pension plan, 401(k) plan, vacation plan or other bonus or incentive plan of the Company.

         3.19.   Employee Benefit Plans.

         (a) Schedule 3.19 of the Disclosure Schedules contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") or Section 414 of the Code, for the benefit of any employee or former employee of the Company, whether formal or informal and whether legally binding or not (the "Employee Benefit Plans"). Schedule 3.19 of the Disclosure Schedules identifies each of the Employee Benefit Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans").

         (b) Except as disclosed in Schedule 3.19 of the Disclosure Schedule, the Company does not sponsor or maintain any Employee Benefit Plans. The Company does not contribute to or have any obligation with respect to any Employee Benefit Plan other than the Employee Benefit Plans set forth on
Schedule 3.19 of the Disclosure Schedules. No Employee Benefit Plan is intended to qualify under Section 401(a) of the Code and each Employee Benefit Plan has complied at all times in form, operation and administration with its terms and the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Employee Benefit Plans, including but not limited to ERISA and the Code, as amended from time to time.

         (c) Neither the Company nor any ERISA Affiliate now nor in the past five years maintained or contributed to a Plan which is subject to Title IV of ERISA or which is or was intended to qualify under Section 401(a) of the Code.

         (d) Neither the Company nor any ERISA Affiliate now or in the past five years has contributed to a "multi employer plan" within the meaning of
Section 3(37) of ERISA.

         (e) Neither the Company nor any ERISA Affiliate has any obligation to provide health or other non-pension benefits to retired or other former employees of the Company or such ERISA Affiliate following their retirement or other termination of employment, except as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

         (f) Except as set forth on Schedule 3.19 of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the transactions hereunder will (i) entitle any current or former employee to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any current or former employee; (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

         (g) No employee or former employee of the Company is currently receiving benefits under the Company's disability income and life insurance plan.

         3.20. Insurance. Schedule 3.20 of the Disclosure Schedules sets forth a list and brief description of all policies or binders of fire, liability, workmen's compensation, vehicular, title and other insurance held by or on behalf of the Company or by or on behalf of its officers, directors and/or employees (in such capacities) at the Company's expense. Such policies and binders are valid, outstanding, enforceable and in full force and effect, and are adequate and sufficient to cover any and all loss or damage in connection with the operation or conduct of the Company's business. The Company has not received any notice of cancellation or nonrenewal of any such policy or binder. There is no inaccuracy in any application for such policies or binders or any failure to pay premiums when due. The Company has not received any written notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.20 of the Disclosure Schedules will not be available in the future on substantially the same terms as now in effect. The Company has not had any application or other request for insurance rejected within the last three years.

         3.21. Officers, Directors and Employees. Schedule 3.21 of the Disclosure Schedules sets forth the name, total 1997 compensation (including salary, bonus and other forms of cash compensation) and annual base salary at the date hereof of each person who is now an officer or director of the Company, and each person who is an employee who receives an annual salary of $30,000 or more, consultant, agent or other representative of the Company. Except as set forth on Schedule 3.21 of the Disclosure Schedules, there is no other compensation payable by the Company.

         3.22.   Operations of the Company.  Except as disclosed in Schedule
3.22 of the Disclosure Schedules, since May 31, 1997, the Company has operated its business in the ordinary course, and during such time period, the Company has not:

         (i) declared or paid any dividends or declared or made any other distributions or payments of any kind (as compensation, fees or otherwise, except for their current compensation which is expressly disclosed on Schedule 3.21 of the Disclosure Schedules, pro rated for partial years) to the Stockholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

         (ii) incurred any Funded Debt, except for Indebtedness which will be deducted from the Cash Purchase Price pursuant to Section 1.2 hereof, and except for working capital borrowings from Allegiant Bank incurred during the period of November 1, 1997 to the day prior to the Closing Date, in an aggregate amount not to exceed $300,000;

         (iii) waived any material right under any contract or other agreement listed on, or required to be listed on, Schedule 3.13;

         (iv) purchased, acquired or redeemed any outstanding capital stock or equity interests of the Company;

         (v) take any action or omit to take any action that would cause any of the representations or warranties set forth herein to be untrue in any material respect;

         (vi) made any change in its accounting methods or practices except as required by generally accepted accounting principles or made any material write downs of assets or writeoffs of notes or accounts receivable;

         (vii)   made any material changes in any of its business policies;

         (viii) made any wage or salary increase, or increase in any other direct or indirect compensation, or any payment or commitment to pay any bonus or any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than in the ordinary course of business, except that any such amounts payable to the Stockholders shall be limited to the monthly compensation set forth on Schedule 3.21 of the Disclosure Schedules;

         (ix) made any loan or advance to any of its stockholders, officers, directors, employees, consultants, agents or other representatives, or made any other loan or advance other than in the ordinary course of business;

         (x) made any acquisition of all or any material part of the assets, properties, capital stock or business of any other Person;

         (xi) terminated or failed to renew, or received any notice of termination or written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement listed on, or required to be listed on, Schedule 3.13;

         (xii) sold or entered into an agreement to sell any assets or properties having a fair market value in excess of $10,000 in the aggregate, other than in the ordinary course of business;

         (xiii) sold or permitted the use by Persons other than pursuant to licenses or other agreements set forth on Schedule 3.16 of any Intellectual Property;

         (xiv)   entered into any collective bargaining agreement;

         (xv)    encountered any strike, work stoppage or comparable event;

         (xvi) incurred any damage or destruction as to any of its assets or properties, whether covered by insurance or not, which could have a material adverse effect on the business, operations, results of operations, condition (financial or otherwise), or prospects of the Company, whether or not covered by insurance;

         (xvii) undertaken any capital expenditures or commitments for additions to property, plant or equipment in excess of $10,000, individually;

         (xviii) there has been no material adverse change in the business, operations, results of operations, condition (financial or otherwise), or prospects of the Company, and to the best of the Company's and each Stockholder's knowledge, no event has occurred or circumstance exists that may result in such a material adverse change;

         (xix) implemented any addition to or modification of the Employee Benefit Plans; or

         (xx)    entered into any agreement to do any of the foregoing.

         3.23. Banks, Brokers and Proxies. Schedule 3.23 of the Disclosure Schedules sets forth: (i) the name of each bank, trust company, securities or other broker or other financial institution with which the Company has an account, credit line or safe deposit box or vaults; (ii) the name of each Person authorized by the Company to draw thereon or to have access to any safe deposit box or vault; and (iii) names of all Persons authorized by proxies or powers of attorney to act on behalf of the Company in matters concerning its business or affairs.

         3.24. Labor Relations. In the past five years, the Company has not been a party to any collective bargaining contract. There are no labor disputes, material employee grievances, arbitration proceedings or any union organization activities, strikes, work stoppages or slowdowns pending, or to the Stockholders' knowledge, threatened between the Company and any of its employees and their representatives, and no such strikes, stoppages or slowdowns have occurred in the past five years. There are no charges of unfair labor practices pending or, to the Stockholders' knowledge, threatened against the Company before any governmental, regulatory or administrative agency or authority. To the knowledge of the Stockholders, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute. There is no lock-out of any employees by the Company, and no such action is contemplated by the Company. The Company has complied with all applicable laws relating to employment, civil rights, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxed, occupational safety and health, and plant closing. The Company has not failed to pay any compensation, damages, taxes, fines, penalties, or other amounts, however designated.

         3.25.   No Broker's, Finder's or Similar Fees.  Except as set forth on
Schedule 3.25 of the Disclosure Schedules, there are no brokerage commissions, finder's or agent's fees or similar fees or commissions payable in connection with the transactions contemplated by this Agreement based on any agreement, arrangement or understanding with the Company, or any action taken by or on behalf of the Company.

         3.26. Certain Payments. Neither the Company nor any director, officer, agent, or employee of the Company, or, to the Stockholder's knowledge, any other Person acting for or on behalf of the Company, has, directly or indirectly, in violation of any applicable laws, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services
(i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (b) established or maintained any fund or asset that has not been recorded in the Books and Records which payment, fund or asset is reasonably probable to result in any liability or other negative consequence to the Company.

         3.27.   Inventory; Accounts Receivable; Account Payable.

         (a) The inventory of the Company consists of merchandise of a quality and quantity usable and saleable in the ordinary course of business at prices consistent with the Company's past practices, and such inventory is carried on the Latest Balance Sheet and the books and records of the Company at the lower of cost or market (on a FIFO basis), in accordance with generally accepted accounting principles (except that there is no reserve for obsolete or slow moving inventory).

         (b) The accounts receivables of the Company, as reflected on the Financial Statements and the Latest Balance Sheet, represent actual sales made in the ordinary course of business. Such accounts receivable are free of rights of set-off and are current and collectible in full in the ordinary course of business, without resort to litigation (except for those which the Stockholders pay to Buyer pursuant to Section 5.10 hereof). Except as expressly and fully set forth on Schedule 3.27, since May 31, 1997, the Company has collected all accounts receivable in the ordinary cause of business in accordance with the terms thereof, and has not accelerated the collection thereof in contemplation of the transactions contemplated herein or otherwise.

         (c) Except as expressly and fully set forth on Schedule 3.27, since May 31, 1997 the Company has paid all accounts payable in the ordinary course of business in accordance with the terms thereof, and has not delayed the payment thereof in contemplation of the transactions contemplated herein or otherwise.

         3.28.   Potential Conflicts of Interest.  Except as set forth on
Schedule 3.28 of the Disclosure Schedules, no officer, director or affiliate of the Company, no Stockholder, no immediate family member of any Stockholder or any officer, director or affiliate or of the Company or a Stockholder, and no entity controlled by one or more of the foregoing:

         (i) owns, directly or indirectly, any interest in or is an officer, director, employee or consultant of, any Person, that is a competitor, lessor, lessee, supplier, distributor, sales agent or customer of the Company;

         (ii) owns, directly or indirectly, in whole or in part, any Intellectual or Tangible Property (other than of an immaterial nature) that the Company uses in the conduct of its business;

         (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business for items such as accrued vacation pay, accrued benefits under employee benefit plans, stock options, employment agreements and similar matters;

         (iv) is presently subject to or a party to any other business arrangements or Contracts with the Company (other than as an employee, officer, director or stockholder of the Company); or

         (v) has received from the Company any advances of any kind whatsoever to, or been issued any notes or other form of debt (Sections 3.28(i), (ii), (iii), (iv) and (v) collectively referred to herein as "Affiliate Transactions").

         3.29. Disclosure. No representation or warranty of any of the Stockholders contained in this Agreement or any exhibit, certificate or schedule (excluding any financial projections of the Company) furnished or to be furnished by the Stockholders to Buyer pursuant hereto (including, without limitation, the Disclosure Schedules) materially misstates a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No Person has been authorized by the Company to make any representation or warranty relating to the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Company, unless set forth herein or in the Disclosure Schedules.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to each Stockholder that the following are true and correct:

         4.1. Corporate Organization; Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         4.2. Authority Relative to this Agreement. Buyer has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all required corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by each Stockholder, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

         4.3. Consents and Approvals; No Violations. No filing with, and no permit, authorization, consent or approval of any public body or governmental authority, domestic or foreign, is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any indenture, license, contract, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, any of its subsidiaries.

         4.4. The Buyer Shares. The Buyer Shares will, when issued and delivered to the Stockholders in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

         4.5. Investment. Buyer is purchasing the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act, or applicable state securities laws and agrees to comply fully with such laws in connection with any resale or transfer thereof.

         4.6. Brokers and Finders. Buyer has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

         5.1.    Earn-Out.

         (a) Subject to Sections 5.1(b) hereof, for a period of one year, commencing on November 1, 1997 (the "Earn-Out Period"), the Stockholders may be entitled to additional Purchase Price as provided in Section 5.1(b) hereof (the "Additional Consideration"), payable in accordance with Sections 5.1(b) and 5.1(c) hereof.

         (b) In the event that the Net Sales (as hereinafter defined) of the Company and Buyer's Paint and Sundries Sector (of which the Company shall be a part of after the Closing) during the Earn-Out Period shall be equal to or within the range of dollar figures listed below under the heading "Net Sales," then the Stockholders shall be entitled to receive from Buyer, in the aggregate, the Additional Consideration equal to that amount under the heading "Additional Consideration" set forth below which shall be directly across from such number under the heading "Net Sales" set forth below. For purposes of calculating the Additional Consideration, "Net Sales" of the Company shall include, without limitation, the revenues of the Company (at selling prices that are within the pricing guidelines established by the mutual agreement of Charles Cobaugh and the Chief Executive Officer of Buyer) for the period commencing November 1, 1997 through and including October 31, 1998, net of returns, allowances and customer discounts, as reflected in the Buyer's audited financial statements for the year ended September 30, 1998 and the Buyer's financial books and records for the one-month period ending October 31, 1998 (the "Earn-Out Financial Statement").

Net Sales*                                         Additional Consideration
---------                                          ------------------------
$ 9.0 million -  $9.49 million                              $150,000
$ 9.5 million -  $9.99 million                              $400,000
$ 10.0 million - $10.49 million                             $500,000
$ 10.5 million - $10.99 million                             $600,000
$ 11.0 million - $11.49 million                             $700,000
$ 11.5 million - $11.99 million                             $800,000
$ 12.0 million  and above                                   $900,000

--------------------
*Plus, in each case, the actual net sales of the Paint and Sundries Sector of the Buyer for the Buyer's fiscal-year ended September 30, 1997.

         (c) Buyer shall prepare and deliver to the Stockholders, on or before sixty (60) days after the end of the Earn-Out Period, the Earn-Out Financial Statements, including, consolidating financial information with respect to the Company and the Paint and Sundries Sector of Buyer, for the Earn-Out Period, and the calculation of the Additional Consideration. Unless the Stockholders object in writing to the calculation of the Additional Consideration within thirty (30) days after delivery to the Stockholders by Buyer pursuant to the previous sentence, the calculation of the Additional Consideration shall be final and binding upon Buyer and the Stockholders. If the Stockholders object in writing within said thirty (30) days, each of Buyer and the Stockholders agree to use their good faith efforts to negotiate a mutually acceptable settlement within the next thirty (30) days (the "Settlement Period"). If Buyer and the Stockholders do not reach a settlement within the Settlement Period, then Buyer and the Stockholders, within thirty
(30) days following the Settlement Period, shall (i) select and agree upon a firm of independent certified public accountants (the "Independent Earn-Out Accountants") to resolve all disputes in connection with the Additional Consideration for purposes of this Section 5.1, and (ii) present in writing to such Independent Earn-Out Accountants and to the other parties, unless previously furnished, all non-privileged and non-confidential work papers and other information of the independent accountants of Buyer used to prepare the Earn-Out Financial Statements, and such additional information on their behalf as they shall reasonably desire supporting their positions. The resolution of the dispute rendered by such Independent Earn-Out Accountants shall be final and binding upon Buyer and the Stockholders. The fees and expenses of the Independent Earn-Out Accountants for services rendered under this Section 5.1(c) shall be borne and paid by equally by Buyer and the Stockholders.
Upon a final determination in accordance with this Section 5.1(c), Buyer shall pay to the Stockholders, as soon as practicable following such determination, the Additional Consideration that the Stockholders shall be entitled to receive in accordance with this Section 5.1.

         5.2.    Conduct of Business.

         (a) From the date hereof through the Closing Date, the Company shall conduct its business in the ordinary course, and in such manner so that the representations and warranties contained in Article III hereof shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Consistent with the foregoing, the Stockholders, directors and officers of the Company shall use their respective best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company. In addition, the Stockholders and the Company shall give Buyer prompt notice of (i) any event, condition or circumstance occurring after the date hereof through the Closing Date that would constitute a violation or breach of any representation, warranty or covenant contained in this Agreement, and (ii) any event, occurrence, transaction or other item occurring from the date hereof through the Closing Date which would have been required to have been disclosed on any Disclosure Schedule delivered hereunder, had such event, occurrence or action existed on the date hereof.

         (b) Between the date of this Agreement and the Closing Date, the Company will not, and the Stockholders will not cause the Company to, without the prior written consent of Buyer, take any affirmative action, or fail to take any action within its control, as a result of which any of the changes or events listed in Section 3.22 is or will (whether or not with notice or lapse of time or both) occur, or which otherwise would cause any of the representations and warranties made by the Stockholders herein, including without limitation those contained in Section 3.27, to become untrue or inaccurate.

         5.3.    Corporate Examinations and Investigation; Confidentiality.

         (a) Prior to the Closing Date, Buyer shall be entitled, through its employees, directors, officers, representatives, agents and contractors to make such investigations of the assets, properties, business and operations of the Company (including, without limitation, investigations of and access to the Company's customers and customer list, selected canvas and other core business suppliers and the Company's accounts receivable debtors) and such examinations of the books, records, Tax Returns and financial condition of the Company as they consider necessary in connection with the transactions contemplated in this Agreement; provided, however, that the names of the Company's customers shall not be provided to Buyer until the last business day prior to the Closing Date. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Company shall cooperate therein. The Stockholders acknowledge that prior to the Closing Date, Buyer's and the Company's independent accountant shall jointly conduct a physical inventory and a review of the Company's accounts receivable. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company under this Agreement. In order that Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company, the Company shall make available to employees, directors, officers, representatives, agents and contractors of Buyer during such period all such information and copies of such documents concerning the affairs of the Company as such representatives may request, shall permit representatives of Buyer access to the properties of the Company and all parts thereof, and shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate with such representatives in connection with such review and examination.

         (b) The Purchaser acknowledges that certain information furnished to Buyer by the Company is confidential, proprietary and otherwise not generally available to the public and such information, whether furnished by the Company or any of the directors, officers, employees, agents or representatives of the Company (the "Company's Representatives") and whether in written, oral, visual, magnetic or electronic form, shall include, but not be limited to, information regarding or relating to financial data, market information, marketing plans, customer requirements, business plans, trade secrets, researched development information, technical information, and any other information relating to the operation, business or finances of the Company (the "Confidential Information").

         (c) Buyer agrees that prior to the Closing Date it will not disclose any Confidential Information, other than to directors, officers, employees and representatives (including attorneys and accountants) of Buyer in connection with Buyer's investigation and evaluation of the transactions contemplated hereby, without the consent of the Stockholders, which consent shall not be unreasonably withheld, except where the disclosure of such information is required by court or governmental agency subpoena, order or directive (provided that Buyer will previously provide to the Stockholders the content of such disclosure, the reasons such disclosure is required and the time and place such disclosure will be made). Anything to the contrary herein notwithstanding, in the event that the Stockholders shall not consent to the disclosure by Buyer of Confidential Information, and Buyer, in Buyer's sole discretion, determines it is necessary or advisable to disclose Confidential Information in order to make any filing or obtaining any consent or approval necessary or appropriate for the consummation of the transactions contemplated hereby, Buyer shall have the right to terminate this Agreement in accordance with Section 8.1 hereof.

         (d) The Confidential Information shall not include portions of the Confidential Information that (i) is or becomes generally available to the public through no action by Buyer or any of the directors, officers, employees, agents or representatives of the Buyer (the "Buyer's Representatives" in violation of this Agreement; or (ii) is or becomes available to Buyer or the Buyer's Representatives from a source, other than the Company or the Company's representatives, which Buyer believes, is not prohibited from disclosing such portions to Buyer.

         5.4. Issuance of Buyer Shares. On or prior to the Closing Date, Buyer shall issue to the Stockholders, the Buyer Shares, which shares when issued shall be validly issued, fully paid and nonassessable; and will use all reasonable efforts on and after the Closing, to cause the Buyer Shares to be quoted on NASDAQ.

         5.5. Restricted Stock. The Stockholders acknowledge and agree that their respective ability to sell, transfer or otherwise dispose of any or all of the Buyer's Shares shall be restricted unless such transaction is registered under the Securities Act, or an exemption from such registration is available and the Stockholders provide an opinion of counsel to such effect (which counsel and opinion shall be reasonable acceptable to Buyer). The Stockholders further acknowledge that Buyer is under no obligation to register the sale, transfer or other disposition of the Buyer Shares by or on behalf of the Stockholders under the Securities Act, or to take any other action necessary in order to make compliance with an exemption from such registration available. The Stockholders further acknowledge that there will be placed on the certificates of the Buyer Shares issued to the Stockholders, a legend stating in substance:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR ANY EXEMPTION THEREFROM UNDER THE ACT OR SUCH LAWS AND THE RULES AND REGULATIONS THEREUNDER."

         5.6. Employment and Non-Competition Agreement. On the Closing Date, the Company and Cobaugh shall enter into an employment and non-competition agreement substantially in the form attached as Exhibit F (the "Cobaugh Employment and Non-competition Agreement").

         5.7.    Stockholders Non-Compete.

         (a) The Stockholders jointly and severally acknowledge and agree with respect to the Company that the business of the Company is conducted in the United States (the "Territory"), and that the Company's reputation and goodwill are an integral part of its business success throughout the Territory. If the Stockholders deprive Buyer of any of the Buyer's or the Company's goodwill or in any manner utilizes their reputation and goodwill in competition with Buyer or the Company, Buyer will be deprived of the benefits it has bargained for pursuant to this Agreement. Accordingly, as an inducement for Buyer to enter into this Agreement, the Stockholders agree that for a period of seven (7) years after the Closing Date (the "Non-competition Period") the Stockholders shall not, without Buyer's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or non-profit business or organization in the Territory that, directly or indirectly, competes with, or is about to compete with any other Person that competes directly or indirectly with Buyer or the Company. In addition, during the Non-competition Period, the Stockholders shall not have an equity interest in any such firm or business. In the event the agreement in this Section 5.7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

         (b)     During the Non-competition Period, the Stockholders shall not
(i) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person that is a customer of Buyer or the Company to become a customer of any other Person for services or the same as, or competitive with, those services or sold, rendered or otherwise made available to customers by Buyer or the Company as of the Closing Date, or approach any such Person for such purpose or authorize the taking of such actions by any other Person or assist or participate with any such Person in taking such action, or (ii) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person that currently is or at any time during the Non-competition Period shall be (or, in the case of termination is at the time of termination), an employee, agent or consultant of or to the Company to do anything from which the Stockholders are restricted by reason of this Section 5.7, and the Stockholders shall not approach any such employee, agent or consultant for such purpose or authorize or participate with the taking of such actions by any other Person or assist or participate with any such Person in taking such action. The term "customer" shall include: (i) customers of Buyer and the Company existing immediately after the Closing; and
(ii) customers that have used the products and services of the Company within the five (5) year period prior to the Closing Date.

         (c) During the Non-competition Period, the Stockholders shall not make any statement or other communication that impugns or attacks the reputation or character of Buyer, the Company or their affiliates or their representatives, or damages the goodwill of Buyer, the Company or their affiliates or their representatives, take any action that would interfere with any contractual or customer or supplier relationships of Buyer, the Company or their affiliates or its or their representatives, including but not limited to any action that would result in a diminution of business, or otherwise take any action that is detrimental to the best interests of Buyer, the Company or their affiliates.

         (d) The Stockholders acknowledge that a breach of the covenants contained in this Section 5.7 will cause irreparable damage to Buyer and the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Stockholders agree that if either Stockholder breaches the covenant contained in this Section 5.7 in addition to any other remedy that may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security.

         (e) If any provision of this Section 5.7 is deemed to be invalid or unenforceable or is prohibited by the law of the jurisdiction or state where it is to be performed, this Section 5.7 shall be deemed divisible as to such provision and such provision shall be inoperative to the extent, and only to the extent, it is so unenforceable or prohibited, and otherwise this Section
5.7 shall be given full force and effect.

         5.8. Escrow Agreement. On the Closing Date, Buyer and each Stockholder shall have entered into the Escrow Agreement.

         5.9. St. Louis Lease. On the Closing Date, the Stockholders shall have caused the Company to have executed a three-year triple-net lease (the "St. Louis Lease") at $2.25 per square foot for the office and manufacturing space currently occupied by the Company at 3745, 3759, 3763 and 3801 Forest Park Blvd., St. Louis, Missouri (comprising of an aggregate 51,840 square feet), and such St. Louis Lease shall provide, among other things, for two successive three-year renewal options at market rates, substantially in the form attached hereto as Exhibit G. The Stockholders and Buyer acknowledge and agree that the landlord under the St. Louis Lease shall cause and be solely responsible for complying with applicable fire and building laws, and any costs and expenses incurred in connection with such compliance.

         5.10.   Accounts Receivable.   Upon the delivery by Buyer to the
Stockholders of a written notice stating the amount of accounts receivable of the Company ("Closing Accounts Receivable") reflected on the Closing Date Balance Sheet which were not collected by Buyer or the Company during the period of 150 days after the Closing Date, the Stockholders shall promptly pay to Buyer the dollar amount of the Closing Accounts Receivable as Buyer did not recover during the 150 day period after the Closing Date. Buyer will provide the Stockholders with such information as the Stockholders reasonably request supporting the calculation of uncollected accounts receivable. Buyer will use all reasonable efforts in the ordinary course of business to collect the Closing Accounts Receivable on and after the Closing; provided, that such obligation shall not require Buyer to make any extraordinary expenditures, including, without limitation, collection agencies and attorneys' fees. Upon payment by the Stockholders of amounts due to Buyer under this Section 5.10, Buyer will assign all of its right, title and interest in and to the Closing Accounts Receivable which have been paid for by the Stockholders and upon subsequent collection of amounts due with respect to any such purchased Closing Accounts Receivable, will promptly forward such amounts to the Stockholders.

         5.11. Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions to the parties' obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, making all required filings and applications and obtaining all consents, approvals, orders, waivers, licenses, permits and authorizations required in connection with the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby. All Books and Records of the Company and all of the Stockholders shall be transferred at the Closing to Buyer.

         5.12. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article VIII hereof, neither the Company, any Stockholder nor any of the directors, officers, employees, agents or representatives of the Company will directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale, lease or exchange of the business or assets (other than in the ordinary course of business consistent with past practice) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. The Company and the Stockholders will promptly advise and notify Buyer in writing of any such inquiries, proposals or other contacts.

         5.13. No Incurrence of Indebtedness. From and after October 31, 1997, the Company shall not incur any Indebtedness in excess of $300,000, without the prior written consent of Buyer.

         5.14. Suppliers; Distributors; Customers. On or prior to three (3) days prior to the Closing Date, the Stockholders will (i) provide to Buyer
Schedule 5.14 of the Disclosure Schedules which will list by percentage and identify the total purchases by the Company for the twelve months ended September 30, 1997 of the ten largest suppliers and distributors to the Company and of the total sales to the ten largest customers of the Company for such periods; provided, however, that the names of the Company's customers shall not be provided to Buyer until the last business day prior to the Closing Date, and
(ii) will represent and warrant to Buyer (which shall be considered a representation and warranty under Article III hereunder and incorporated in reference therein) that no Person listed on Schedule 5.14 of the Disclosure Schedules, has advised the Company, in writing or orally, that it intends or within the last twelve months has threatened in writing to the Company to cancel or otherwise terminate the business relationship of such Person with the Company or that it intends to modify its business relationship to the Company or to decrease or limit its purchase or supply of products or services from or to the Company.

         5.15. October 31, 1997 Certificate. The Stockholders shall provide to Buyer, no later than three (3) business days prior to the Closing Date, a certificate (the "October 31, 1997' Certificate") duly executed by the Stockholders, that shall have been reviewed by Anders, Minkler and Diehl, that sets forth an accurate and complete listing (including amount) of all Indebtedness of the Company on October 31, 1997, calculated based on amounts reflected in the financial and other books and records of the Company and in accordance with generally accepted accounting principles applied on a basis consistent with the Latest Balance Sheet. Upon delivery of the Stockholders' Certificate, this Section 5.15 shall constitute a representation and warranty under Article III hereof and be deemed to be incorporated by reference therein.

         5.16. Benefit Plans. Prior to the Closing Date, the Company shall cause the Company's life insurance and long term disability plan (the "Company Plans") to be transferred to Guard Manufacturing Company and Guard Manufacturing Company shall assume the Company Plans as of such date prior to the Closing. As of the Closing Date, the Company shall cease to be a participating employer under the health and welfare plans maintained by Guard Manufacturing Company (the "Guard Plans). Prior to the Closing Date the Company has terminated the employment of Dolores J. Margolus, who the Company represents is an employee at will, and as of such date prior to the Closing Guard Manufacturing Company has employed Dolores J. Margolus and Dolores J. Margolus has accepted such employment. The Stockholders shall take, or cause to be taken, all such action as may be necessary to effect such cessation of participation, plan transfer and assumption, and termination of employment and employment. Neither the Company nor Buyer shall have any liability with respect to the Guard Plans or the Company Plans, including, but not limited to premium payments, reserves or administrative expenses with respect thereto or to or with respect to the employment or termination of employment of Dolores J. Margolus. As of the Closing Date, individuals who are employed by the Company on the Closing Date and who provide services to the Company after the Closing Date ("Company Employees") shall be eligible to participate in the health, life insurance and disability plans of Buyer, subject to all of the terms and conditions of those plans in effect from time to time, including, but not limited to pre-existing condition exclusions and actively at work requirements.

         5.17.   Net Worth Certificate.    The Stockholders shall provide to
Buyer, no later than one (1) business day prior to the Closing Date a certificate ("Net Worth Certificate"), duly executed by the Stockholder, that shall have been reviewed by Anders, Minkler and Diehl, that sets forth the Stockholder good faith, reasonably based, estimate of the Net Worth of the Company on the Closing Date.

                                   ARTICLE VI

                  CONDITIONS TO CONSUMMATION OF THE AGREEMENT

         6.1. Conditions to the Stockholders' Obligations. The obligations of the Stockholders to consummate the transactions contemplated hereby at the Closing is subject to satisfaction or waiver by the Stockholders of the following conditions:

         (a) the representations and warranties of Buyer contained herein shall be true and correct at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the date of this Agreement;

         (b) Buyer shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing;

         (c) the Stockholders shall have received a duly executed certificate of an authorized, officer of Buyer to the effect that the conditions in paragraphs (a) and (b) of this Section 6.1 have been satisfied;

         (d) the Stockholders shall have received from Buyer, by wire transfer in immediately available funds, the Cash Purchase Price;

         (e) the Escrow Agent shall have received from Buyer, by wire transfer in immediately available funds, the Escrow Payment;

         (f) the Stockholders shall have received from Buyer, duly executed by Buyer, the Escrow Agreement;

         (g) the Stockholders shall have received from Buyer, certificates representing the Buyer Shares;

         (h) Cobaugh shall have received from Buyer, duly executed by Buyer, the Cobaugh Employment and Non- competition Agreement; and

         (i)     all deliveries of Buyer to the Stockholders required under
Section 1.6 hereof shall have been delivered to the Stockholders.

         6.2. Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction or waiver of the following conditions:

         (a) the representations and warranties of the Stockholders contained herein shall be true and correct at and as of the date hereof and as of the Closing Date as though such representations; and warranties were made at and as of the date of this Agreement;

         (b) the Stockholders shall have performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing;

         (c) Buyer shall have received a duly executed certificate from the Stockholders to the effect that the conditions in paragraphs (a) and (b) of this Section 6.2 have been satisfied;

         (d) the Stockholders shall have delivered to Buyer certificates representing all of the Shares, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, in each case, endorsed or executed by the appropriate Stockholder;

         (e) all approvals, authorizations, and consents required in order for the Stockholders and the Company to consummate the transactions contemplated hereby, including, without limitation, all consents required for the Company to retain its rights and benefits under contracts and agreements to which it is a party or governmental licenses or approvals which the Company uses in the ordinary course of business, shall have been obtained and be in full force and effect, and all notices required to be given to government authorities by the Stockholders shall have been given, and all applicable waiting periods shall have expired, and Buyer shall have been furnished with appropriate evidence of the granting of such approvals, authorizations and consents;

         (f) the Stockholder shall have delivered to Buyer an opinion of Ottsen, Mauze, Leggat & Belz L.C., substantially in the form of Exhibit B;

         (g) Buyer shall have received from Cobaugh, duly executed by Cobaugh, the Cobaugh Employment and Non- competition Agreement;

         (h) Buyer shall have received, from the Stockholders, duly executed by the Company and the Eleven/Eleven Company, the St. Louis Lease;

         (i) Buyer shall have received from the Stockholders, the resignations of the Resigning Directors;

         (j) there shall not have occurred any event or condition that has had, or may have, a material adverse effect on the business, operations, results of operations, condition (financial or otherwise), or prospects of either the Company or Buyer, as determined in the sole discretion of the Buyer or the Buyer's lender, Bank One Trust Company, NA;

         (k) the Stockholders shall have provided Buyer with the information referred to in Section 5.14 hereof, and with customary confirmations of accounts receivable or accounts payable, as the case may be, obtained by Anders, Minkler and Diehl, the Company's independent certified public accountants (i) with respect to accounts receivable of the Company, at least 80% of the Company's aggregate accounts receivable balance at September 30, 1997 and (ii) with respect to trade payables of the Company, for the ten largest trade payable creditors of the Company but not less than 60% of the Company's aggregate trade payables balance at September 30, 1997, together in each case with the names of each such trade creditor or debtor, and the Buyer shall be fully satisfied, as to the results of its due diligence investigation with respect to the above;

         (l)     All deliveries to the Stockholders by Buyer required under
Section 1.5 hereof, including, without limitation, the Release, shall have been delivered to Buyer;

         (m) There shall not have been instituted any legal proceeding seeking to prohibit or otherwise to challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto. In addition, there shall not have been any action taken or any law, rule, regulation, order, judgment, or decree proposed, enacted or deemed applicable to the transactions contemplated by this Agreement by any governmental or regulatory body or by any court or other tribunal that makes illegal any of the transactions contemplated by this Agreement or that otherwise prohibits, restricts or delays consummation of any of the transactions contemplated by this Agreement;

         (n) All outstanding loans and advances by the Company to any Stockholder, if any, shall have been paid in full or withheld from the payment to be made to such Stockholder hereunder;

         (o) Buyer shall have received from the Stockholders the October 31, 1997 Certificate, duly executed by the Stockholders, and Buyer shall be fully satisfied as to the results of its due diligence with respect thereto;

         (p) Buyer shall be fully satisfied with its due diligence of all environmental matters which relate to the Company or the Company's business, including, without limitation, the risk, if any, of liability to the Company or the Buyer with respect thereto.

         (q) Buyer shall have reviewed the Net Worth Certificate, duly executed by the Stockholders, and shall be fully satisfied as to the results of its due diligence with respect thereto.

         (r) Buyer shall have received a certificate of existence and good standing as of a recent date for the Company from the Missouri Secretary of State; and

         (s) Buyer shall have received from the Stockholders and the Escrow Agent, duly executed by the Stockholders and the Escrow Agent, the Escrow Agreement.

                                  ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

         7.1. Survival. All of the representations and warranties made by or on behalf of the Stockholders in this Agreement, and in any certificates, exhibits or other instruments delivered pursuant hereto (including, without limitation, the Disclosure Schedules) shall survive the Closing Date for a period of three years from the Closing Date; provided, however, that the representations and warranties of the Stockholders set forth in Article II hereof shall survive the Closing Date, indefinitely; and provided, further, that the representations and warranties of the Stockholders set forth in
Section 3.9, Section 3.11 and Section 3.19 hereof shall survive until sixty
(60) days after the date the applicable statutes of limitations against the Company shall expire, or if there is no applicable statute of limitations, indefinitely. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

         7.2. Indemnification. From and after the Closing, the Stockholders shall jointly and severally indemnify and hold harmless Buyer and the Company (following the Closing) and their respective officers, directors, affiliates, stockholders and agents (collectively, the "Buyer Indemnified Parties") from and against any costs or expenses (including without limitation attorneys' fees, and the out-of-pocket expenses of testifying and preparing for testimony and responding to document and other information requests, and in connection with the enforcement of any rights hereunder, whether or not a party to such litigation), judgments, liabilities, fines, amounts paid in settlement, losses, claims and damages (collectively, "Damages"), as incurred, to the extent they relate to, arise out of or are the result of: (i) the breach of or any inaccuracy in or state of facts inconsistent with any of the representations and warranties of the Stockholders contained in or made pursuant to this Agreement; or (ii) the breach or nonperformance of any covenant or agreement of the Stockholders contained in this Agreement.

         7.3.    Tax Indemnification.

         (a) The Stockholders shall pay, indemnify and hold harmless Buyer and the Company (after the Closing) from and against all liabilities relating to Taxes of the Company attributable to taxable periods ending on or before the Closing Date, to the extent that such liabilities are not reflected on the Closing Date Balance Sheet. For purposes of the preceding sentence, the Closing Date shall be treated as the last day of a taxable period, and the Buyer's independent certified public accountants shall determine the amount, if any, of Taxes properly accruable for any period that does not in fact end on the Closing Date based upon a closing of the books of the Company as of the Closing Date. Buyer and Stockholders shall be afforded a reasonable opportunity to receive and comment on such accrual. This Section
7.3 shall survive the Closing until six-months after the applicable statute of limitations.

         (b) (i) Buyer shall provide notice of any claim for indemnification pursuant to this Section 7.3 to the Stockholders. Such notice shall include a calculation of the amount of the requested indemnity payment. If the Stockholders disagree with the calculation of the indemnity payment, the Stockholders and Buyer shall attempt to resolve such disagreement for a period of fifteen (15) days. If the parties fail to reach an agreement at the end of such period, such disagreement shall be submitted to a nationally recognized firm of independent certified public accountants mutually selected by the Stockholders and Buyer, whose determination shall be final and binding on all parties. The cost of such nationally recognized firm of independent certified public accountants shall be borne equally by the Stockholders and Buyer.

                 (ii) Within 10 days after the indemnity calculation has been resolved or determined, as provided in Section 7.3(d)(i), the Stockholders shall pay to Buyer such amounts as have been determined to be due Buyer as a result of the indemnifications provided in Section 7.3(a).

         7.4.    Limitations on Amount.

         (a)     The Stockholders will have no liability pursuant to Section
7.2 until the total of all Damages with respect to such matters exceeds $25,000 (except with respect to Damages for a breach of Article II or of Section 3.9 hereof for which the Stockholders shall be fully liable to Buyer), in which case all Damages shall be collectible hereunder; and the Stockholders shall have no liability to Buyer or the Company for Damages pursuant to Section 7.2 in excess of the Purchase Price.

         (b) In the event that following the receipt of a payment of Damages from the Stockholders pursuant to Section 7.2, Buyer or the Company shall absolutely and unconditionally receive insurance proceeds or collect monies from third parties (in each case net of all costs and expenses of collection) for exactly the same matter for which the Stockholders paid Damages to Buyer and/or the Company and Buyer and the Company have been made fully whole with respect to all Damages with respect to such matter, then Buyer shall pay to the Stockholders the amount of such excess recoveries beyond that necessary to make Buyer whole, up to but not in excess of the amount of Damages actually paid by the Stockholders to the Buyer and the Company.

         7.5.    Claims.

         (a)     Promptly after receipt by an indemnified person under this
Article VII of notice of the commencement of any action or proceeding against it, such indemnified person will, if a claim is to be made against an indemnifying party under this Article VII, give notice to the indemnifying party of the commencement of such action or proceeding, specifying the factual basis of the claim and the amount thereof in reasonable detail to the extent then known by such indemnified person, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified person.

         (b) If any action or proceeding referred to in Section 7.5(a) (in connection with matters covered by Section 7.2) is brought against an indemnified person, the indemnifying party will be entitled to participate in such action or proceeding and, to the extent that it wishes (unless an indemnifying party is also a party to such action or proceeding and the indemnified person determines that joint representation would be inappropriate) to assume the defense of such action or proceeding with counsel satisfactory to the indemnified person and, after notice from the indemnifying person to the indemnified person of its election to assume the defense of such action or proceeding, the indemnifying person will not, as long as the indemnifying person diligently conducts such defense, be liable to the indemnified person under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such action or proceeding, in each case subsequently incurred by the indemnified person in connection with the defense of such action or proceeding, other than reasonable costs of investigation, and other than where the indemnified person has separate defenses in which case the indemnifying person shall be responsible for the fees and expenses of one firm of counsel for the indemnified person. If the indemnifying party assumes the defense of an action or proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that action or proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Representative without the Indemnified Person's prior written consent; (iii) the indemnifying person will have no liability with respect to any compromise or settlement of such claims effected without the indemnifying person's prior written consent; and (iv) the indemnified person will cooperate as the indemnifying person may reasonably request in investigating, defending and (subject to clause (ii)) settling such action or proceeding (with the Indemnified Person's out-of-pocket costs in providing such cooperation to be reimbursed by the indemnifying parties). The indemnified party shall cooperate with the indemnified party with respect to matters for which the indemnifying party is indemnifying the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified person determines that there is a probability that an action or proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified person may, by notice to the indemnifying person, assume the exclusive right to defend, compromise, or settle such action or proceeding.

         7.6. Right of Set-Off. To secure the performance of the indemnification obligations of the Stockholders hereunder, Buyer may, but shall in no event be obligated to, set-off the amount of any Damages Buyer may have pursuant to Section 7.2 and Section 7.3 hereof against any and all unpaid Additional Consideration until the aggregate amount set-off hereunder equals the amount of such Damages.

                                  ARTICLE VIII

                                  TERMINATION

         8.1. Termination of Agreement. This Agreement may, by notice given prior to the Closing, be terminated as follows:

         (a) by Buyer, on the one hand, or the Stockholders, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party and such breach is not waived and cannot be cured prior to the Closing Date;

         (b) (i) by Buyer if any of the conditions in Section 6.2 hereof have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Stockholders, if any of the conditions in Section 6.1 hereof has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Stockholders to comply with their obligations under this Agreement) and such parties have not waived such condition on or before the Closing Date;

         (c)     by mutual consent of the Buyer and the Stockholders;

         (d)     by Buyer pursuant to Section 5.3(c) hereof; or

         (e) by Buyer or the Stockholders, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 1997.

         If this Agreement is terminated pursuant to the provisions of Section 8(c) hereof, this Agreement shall become void and of no further force and effect, and no party hereto shall have any liability to any other party. If this Agreement is terminated pursuant to Section 8(a), 8(b) or 8(d) hereof, each party hereto shall be entitled to all other remedies it may have at law or in equity.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.1. Amendment and Modification. This Agreement may be amended or modified at any time by the parties hereto, pursuant to an instrument in writing signed by Buyer and each of the Stockholders.

         9.2. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (b) shall not be assigned, by operation of law or otherwise by a party hereto, without the prior written consent of the other parties.

         9.3. Validity. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9.4. Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the other parties at the following addresses or facsimile numbers:

         (a)     if to Buyer, to:

                 Tufco Technologies, Inc.
                 4800 Simonton Road
                 Dallas, Texas  75244
                 Facsimile No.: 920-336-0344
                 Attention:  Louis LeCalsey III

                 with a copy to:

                 Battle Fowler LLP
                 Park Avenue Tower
                 75 East 55th Street
                 New York, New York  10022
                 Facsimile No.:  (212) 856-7817
                 Attention:  Carl A. de Brito, Esq.

         (b)     if to the Stockholders, to:

                 James Barnes
                 11 Ellsworth Lane
                 St. Louis, Missouri  63124

                 and

                 Charles Cobaugh
                 50 Clermont Avenue
                 St. Louis, Missouri  63124

                 with a copy to:

                 Ottsen, Mauze, Leggat & Belz L.C.
                 112 South Hanley Road
                 St. Louis, Missouri  63105
                 Facsimile No.:   314-863-3821
                 Attention: Robert Leggat, Esq.

         9.5. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         9.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

         9.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.8. Expenses. Except as otherwise contemplated by this Agreement, whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (it being agreed that the fees and expenses of the Company's counsel and certified public accountants in connection with the transactions contemplated by this Agreement shall be borne by the Stockholders).

         9.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its affiliates and nothing in this Agreement, express or implied, is intended by or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         9.10. No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or martial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.

         9.11. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not Performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy at law or equity.

         9.12. Transfer Taxes. The Stockholders shall be responsible for, and pay, all sales, use, transfer, filing, conveyance, recording, and other similar Taxes and fees, including without limitation all applicable real estate transfer and real property gains Taxes and recording fees and stock transfer Taxes (collectively, "Transfer Taxes"), arising out of or in connection with the transactions effected pursuant to this Agreement. If Buyer has primary responsibility under applicable law for the payment of any particular Transfer Tax, Buyer shall prepare and file the relevant Tax Return, pay the Transfer Tax shown on such Tax Return, and notify the Stockholders of such Transfer Tax. In such event, the Stockholders shall reimburse Buyer for the Transfer Tax in immediately available funds within five days of the delivery of such notice.

         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

                                        TUFCO TECHNOLOGIES, INC.



                                        By: /s/ Louis LeCalsey III
                                           -----------------------------------
                                           Name: Louis LeCalsey III
                                           Title: President and CEO


                                        STOCKHOLDERS



                                        By: /s/ Charles Cobaugh
                                           -----------------------------------
                                           Charles Cobaugh, Individually



                                        By: /s/ James Barnes
                                           -----------------------------------
                                           James Barnes, Individually

                                     INDEX

                                                                                                 Page
                                                                                                 ----
ARTICLE I                 SALE OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1.    The Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2.    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3.    Net Worth Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.4.    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.5.    Deliveries by Stockholders and the Company . . . . . . . . . . . . . . . . . . .   3
         1.6.    Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE II                REPRESENTATIONS AND WARRANTIES OF
                          THE STOCKHOLDERS AS TO THEMSELVES . . . . . . . . . . . . . . . . . . .   5
         2.1.    Ownership of Shares; Title . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.2.    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.3.    Investor Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE III               REPRESENTATIONS AND WARRANTIES OF
                          THE STOCKHOLDERS AS TO  . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.1.    Due Incorporation and Authority  . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.2.    Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . .   7
         3.3.    Subsidiaries and Other Affiliates  . . . . . . . . . . . . . . . . . . . . . . .   7
         3.4.    Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.5.    Outstanding Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.6.    Outstanding Options or Other Rights  . . . . . . . . . . . . . . . . . . . . . .   7
         3.7.    Certificate of Incorporation and Bylaws  . . . . . . . . . . . . . . . . . . . .   8
         3.8.    Financial Statements; Books and Records  . . . . . . . . . . . . . . . . . . . .   8
         3.9.    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.10.   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.11.   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.12.   Actions and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.13.   Contracts and Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.14.   Tangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.15.   Real Property; Leased Property . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.16.   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.17.   Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.18.   No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.19.   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.20.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.21.   Officers, Directors and Employees  . . . . . . . . . . . . . . . . . . . . . . .  16
         3.22.   Operations of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.23.   Banks, Brokers and Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.24.   Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         3.25.   No Broker's, Finder's or Similar Fees  . . . . . . . . . . . . . . . . . . . . .  18
         3.26.   Certain Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.27.   Inventory; Accounts Receivable; Account Payable  . . . . . . . . . . . . . . . .  19
         3.28.   Potential Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.29.   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE IV                REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . .  20
         4.1.    Corporate Organization; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.2.    Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . .  20
         4.3.    Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . .  20
         4.4.    The Buyer Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.5.    Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.6.    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE V                 COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . .  21
         5.1.    Earn-Out . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.2.    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.3.    Corporate Examinations and Investigation; Confidentiality  . . . . . . . . . . .  23
         5.4.    Issuance of Buyer Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.5.    Restricted Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.6.    Employment and Non-Competition Agreement . . . . . . . . . . . . . . . . . . . .  24
         5.7.    Stockholders Non-Compete . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.8.    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.9.    St. Louis Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.10.   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.11.   Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.12.   No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.13.   No Incurrence of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.14.   Suppliers; Distributors; Customers . . . . . . . . . . . . . . . . . . . . . . .  27
         5.15.   October 31, 1997 Certificate . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.16.   Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.17.   Net Worth Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE VI                CONDITIONS TO CONSUMMATION OF THE AGREEMENT . . . . . . . . . . . . . .  28
         6.1.    Conditions to the Stockholders' Obligations  . . . . . . . . . . . . . . . . . .  28
         6.2.    Conditions to Buyer's Obligations  . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE VII      SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.1.    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.2.    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.3.    Tax Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.4.    Limitations on Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.5.    Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.6.    Right of Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE VIII     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         8.1.    Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE IX       MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.1.    Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.2.    Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.3.    Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.4.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         9.5.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.6.    Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         9.7.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.8.    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.9.    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.10.   No Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.11.   Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.12.   Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A                     Form of Escrow Agreement

Exhibit B                     Form of Opinion of Ottsen, Mauze, Leggat & Belz
                              L.C.

Exhibit C                     Release of Liabilities and Obligations by the
                              Selling Stockholders and Guard Manufacturing, Inc.

Exhibit D                     Form of Opinion of Battle Fowler LLP

Exhibit E                     Financial Statements of Foremost Manufacturing
                              Company, Inc.

Exhibit F                     Form of Employment and Non-Competition Agreement
                              for Charles Cobaugh

Exhibit G                     Form of Lease

Disclosure Schedules

(ALL EXHIBITS AND SCHEDULES HAVE BEEN OMITTED, BUT SHALL BE PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.)